Exhibit 99.181

A0709951

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

DEC 14 2010

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NORTH VALLEY BANCORP

EFFECTIVE DATE
DEC 28 2010

Michael J. Cushman and Leo J. Graham certify that:

1. They are the President and Secretary, respectively, of North Valley Bancorp, a California corporation.

2. Article Fourth of the Amended and Restated Articles of Incorporation of this corporation is amended to read in full as follows:

"Fourth: Capitalization.

> This corporation is authorized to issue two classes of shares designated "Common Stock," and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is 60,000,000, and the number of shares of Preferred Stock authorized to be issued is 5,000,000. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.
>
> At the Effective Time on the Effective Date of this Amendment to Amended and Restated Articles of Incorporation, each five (5) outstanding shares of this corporation's Common Stock will be exchanged and combined, automatically, without further action, into one (1) share of Common Stock."

3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 903 of the Corporations Code. The total number of outstanding shares of this corporation entitled to vote on the amendment was 7,495,817. The number of shares voting in favor of the amendment equaled or exceeded

the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares.

5. The Effective Time and Effective Date of this Amendment to Amended and Restated Articles of Incorporation shall be 5:00 p.m. Pacific Time on December 28, 2010.

Michael J. Cushman, President

Leo J. Graham, Secretary

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

Executed at Redding, California on December 14, 2010.

Michael J. Cushman

Leo J. Graham